One Boston Place
Boston, Massachusetts 02108
(the “Building”)

TERMINATION AGREEMENT
Date: April 14, 2004

LANDLORD:	One Boston Place LLC, a Delaware limited liability company, successor in interest to The Equitable Life Assurance Society of the United States
TENANT:	Internet Capital Group Operations, Inc., a Delaware corporation, successor in interest to Internet Capital Group, Inc.
PREMISES:	Approximately 19,596 square feet located on the Floor 23 of the Building, as shown on Exhibit C to the Lease

     ORIGINAL LEASE DATA

LEASE EXECUTION DATE:	March 27, 2000
TERMINATION DATE:	April 30, 2005
PREVIOUS LEASE AMENDMENTS:	Assignment and Assumption Agreement by and between Internet Capital Group, Inc., as assignor, and Internet Capital Group Operations, Inc., as assignee, dated as of June 1, 2001

     WHEREAS, Tenant desires to terminate the term of the lease prior to April 30, 2005;

     WHEREAS, Landlord is willing to agree to an early termination of the term of the lease on the terms and conditions hereinafter set forth;

     NOW THEREFORE, the parties hereby agree that the above-referenced lease (the “Lease”), is hereby amended as follows:

     1. TERMINATION OF TERM OF LEASE

     The term of the Lease is hereby terminated effective as of April 15, 2004 (“Effective Termination Date”). Tenant shall, on or before the Effective Termination Date, vacate the Premises and deliver the Premises to Landlord in the condition in which Tenant is required pursuant to the Lease (including, without limitation, Section 5.2 of the Lease) to deliver the Premises at the expiration or prior termination of the term of the Lease. Notwithstanding the foregoing, Landlord agrees that Tenant shall leave all existing furniture in the Premises and Tenant agrees that the same shall become the property of the Landlord, at no cost or expense to Landlord. Base Rent and other charges due under the Lease shall be apportioned as of said Effective Termination Date.

     2. SECURITY DEPOSIT

     The parties hereby acknowledge that Landlord is currently holding a security deposit in the amount of Two Hundred Sixty Thousand and 00/100 ($260,000.00) Dollars, pursuant to Section 9.5 of the Lease. Landlord shall retain One Hundred Thirty Thousand and 00/100 ($130,000.00) of said security deposit (the “Retained Deposit Amount”), which amount shall be applied toward the Termination Fee (as hereinafter defined). Notwithstanding anything to the contrary contained in the Lease, the balance of the security deposit (i.e., $130,000.00) shall be returned to Tenant upon Tenant’s timely payment in full of all of the installments of the Termination Fee (as hereinafter defined), in accordance with the terms of this Agreement.

     3. TERMINATION FEE

     In consideration of Landlord’s agreeing to an early termination of the term of the Lease, Tenant shall pay to Landlord, in accordance with the terms hereof, a termination fee (“Termination Fee”) of Eight Hundred Sixty-Three Thousand Three Hundred Twenty-Four and 00/100 Dollars ($863,324.00). After the application of the Retained Deposit Amount, the balance of the Termination Fee (i.e., Seven Hundred Thirty-Three Thousand Three Hundred Twenty-Four and 00/100 Dollars ($733,324.00)) shall be paid by Tenant to Landlord in equal monthly installments of Sixty-One Thousand One Hundred Ten and 00/100 Dollars ($61,110.00), commencing on May 1, 2004. Interest on any payment not timely made under this Agreement shall bear interest at a rate of four percent (4%) per annum over the prime rate from time to time (as set forth in the Wall Street Journal or, if unavailable, such other index thereof reasonably chosen by Landlord), or the highest rate permitted by applicable law, whichever shall be less, from date when due to the date when such overdue amounts are paid.

     4. GENERAL RELEASE

     In consideration of the agreements contained herein, each party (“Releasor”) hereto hereby releases the other party, and their respective agents, employees, officers, directors, partners, heirs, successors and assigns (collectively “Releasees”) of and from any and all claims, damages, losses, actions, and causes of action (collectively “Claims”) which the Releasor may have against the Releasees from the beginning of the world to the Effective Termination Date arising from the obligations of a Releasee to a Releasor under the Lease, except for the obligations of Releasees set forth in this Termination Agreement and except for any Claims by a Releasor against the Releasee arising from the claims of an unrelated party against the Releasor by reason of the acts or omissions of the Releasee except as to such third party claims of which the Releasor had actual notice.

     5. AUTHORITY

     Each signatory of this Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[Signatures on next page.]

     EXECUTED under seal as of the date first above written.

LANDLORD: ONE BOSTON PLACE LLC

By:	One Boston Place Real Estate Investment Trust, Member

By:	Teachers Insurance and Annuity Association of America, Managing Investor

	By:	/s/ Steven Bither

Steven Bither, Director
TENANT: INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ R. Kirk Morgan

Name:	R. Kirk Morgan
Title:	Vice President, Finance